Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE
Contact:  Duffield J. Seyller III, President
                                                                                                            Telephone: 815-943-8601

HARVARD ILLINOIS BANCORP, INC.
ANNOUNCES SPECIAL CASH DIVIDEND

January 24, 2013 Harvard Illinois Bancorp, Inc. (OTCBB: HARI) (the “Company) today announced that its Board of Directors declared special cash dividend of $0.10 per common share.  The dividend will be paid on or about February 20, 2013, to stockholders of record as of the close of business on February 6, 2013.  This is the first cash dividend for the Company since the completion of its initial public offering in April 2010.

“We are pleased to be paying a cash dividend to our shareholders,” said Duffield J. Seyller III, President and Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value.”

Founded in 1934, Harvard Savings Bank is an Illinois-chartered savings bank that conducts business from its offices in Harvard, Illinois and Morris, Illinois.  As a community-oriented savings and loan company, Harvard offers a variety of deposit and loan products to individuals and small businesses, primarily those located in McHenry and Grundy Counties, and, to a lesser extent, Boone County, Illinois and Walworth County, Wisconsin.  Investors may obtain additional information about Harvard Illinois Bancorp, Inc. and Harvard Savings Bank on the internet at www.harvardsavingsbank.com.